Exhibit 99.2
Centra 2010 Annual Meeting May 20, 2010

Forward Looking Statements The following discussion contains statements that refer to future expectations, contains projections of the results of operations or of financial condition, or states other information that is "forward- looking." "Forward-looking" statements are easily identified by the use of words such as "could," "anticipate," "estimate," "believe," and similar words that refer to a future outlook. There is always a degree of uncertainty associated with "forward-looking" statements. Centra's management believes that the expectations reflected in such statements are based upon reasonable assumptions and on the facts and circumstances existing at the time of these disclosures. Actual results could differ significantly from those anticipated.

Our Strategy In the face of a recession: Your Board and Management Team plotted a conservative path well before the crisis emerged, and then stuck to it. Measures Taken Liquidity was improved Loan to deposit ratio decreased Cash position increased Loan reserves increased Overhead costs were reduced Controls over lending and related functions were enhanced Underwriting Standards increased across all markets

Our Results

Net Income increased 22% to $8.0 million Total Assets increased 7% or $79 million Total Deposits increased 10% or $102 million Loan Delinquency was 0.64% of total loans Capital remained strong, with all ratios exceeding the "well capitalized" regulatory thresholds, the highest level that can be obtained by an institution. At December 31, 2009, Risk Based Capital was 12.2% vs. a "well capitalized" threshold of 10%. Financial Highlights of 2009

As compared to March 31, 2009: Net Income available to common shareholders increased 11% to $2.1 million Total Assets increased 9% or $115 million Total Deposits increased 11% or $115 million Loan Delinquency was 0.79% of total loans And a capital raise... Financial Highlights of the First Quarter of 2010...

Stock Offering in 1Q of 2010 Our $20 million stock offering was overcommitted in less than a week We elected the overallotment of 20% ($4 million) permitted by the SEC to meet the additional demand. The equity raise and our first quarter earnings strengthened the company's risk based capital position to 14.7%.

Centra's Net Income Trend

Results Compared to Peers The peer group utilized is all banks within the United States with assets between $1^3 billion. In 2009 and 2008, this was 302 and 315 banks, respectively

Centra's Profitability vs. KBW Peer Group Source Source

Centra's Profitability vs. KBW Peer Group Source Source

Centra's Profitability vs. KBW Peer Group Source Source

Centra Profitability vs. KBW Peer Group Source Source

Centra vs. KBW Peer Group Source Source

Centra vs. KBW Peer Group Source Source

2009 Percentile Rankings Performance Metric 2009 Percentile Ranking Return on Equity 71 Return on Average Assets 70 Earnings Growth 91 Efficiency Ratio 67 Tangible Capital Ratio 80 Nonperforming Loans to Assets 88

Centra's Stock Performance

$10,000 Investment Total Return over 5 Years Return over 5 Years Return over 5 Years

10 Year Investment Return